Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
Lance Cornell, CFO, lance.cornell@trcr.com
678-808-0600

March 27, 2009

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND ANNOUNCES

ACQUISITION OF TRANSCRIPTION

RELIEF SERVICES’ DOMESTIC

MEDICAL TRANSCIRPTION BUSINESS

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), the third largest provider of medical transcription services to the U.S. healthcare market, today announced that it entered into a definitive agreement on March 26, 2009 to acquire the assets of the domestic medical transcription business of Transcription Relief Services, LLC (“TRS”).

Founded in 1992 and headquartered in Greensboro, NC, TRS provides services to approximately 30 customers across the United States. The domestic medical transcription services business of TRS had unaudited 2008 revenue of $6.6 million and has a current annualized revenue run rate of approximately $7.2 million. Approximately 170 TRS employees will be joining Transcend when the transaction closes, which is expected to occur on or about April 1, 2009.

“We are excited to welcome TRS to the Transcend team,” stated Transcend CEO Larry Gerdes. “We believe their commitment to their customers and employees makes them an excellent fit for Transcend. TRS has taken a leadership role in our industry through its involvement with industry associations like the Association for Healthcare Documentation Integrity (AHDI) and the Medical Transcription Industry Association (MTIA). We look forward to continuing to play an important industry role with their involvement. TRS provides services on several different platforms. We believe that over the next year, 35%—50% of the business can be migrated to our BeyondTXT platform, which allows us to leverage our speech recognition technology to improve productivity, enhance quality and drive faster turnaround times. We look forward to working together as we integrate our operations over the next several months.”

“We believe our merger with Transcend is a positive step into the future for our customers and employees,” stated TRS CEO Bob Harvey. “Transcend has an un-paralleled reputation for excellent service. This gives our customers confidence that our teams will now be supported by the additional resources of the top-ranked firm in the industry. For the sake of our employees, it was important to me to merge with a company that has a strong commitment to providing the best work environment in the medical transcription field, and I know we have found that in Transcend. “

“Transcend is very interested in the work TRS is doing with overseas transcription training in places like Barbados,” stated Transcend COO Sue McGrogan. “Although their training institute is not part of this transaction, Transcend sees real opportunity to use this resource and others to continue to grow our offshore capacity. Transcend is committed to remaining a predominately domestic transcription provider, but we will continue to expand our offshore resources as well. We expect that the percentage of work processed offshore could increase from about 20% today to perhaps 35%-40% in the future. This helps us staff nights and weekends and gives us added flexibility as we grow. We would never replace a domestic transcriptionist in the process. In fact, we plan to continue expanding our domestic workforce for years to come. We hope that TRS Institute can become an offshore partner in the near future.”

Under the terms of the agreement, Transcend will pay $4.5 million to acquire substantially all the net assets of the domestic medical transcription business of TRS, including $4.0 million payable at closing and $0.5 million, plus or minus a working capital adjustment, payable after receipt of audited and reviewed financial statements for 2008 and as of the close date, respectively. No debt will be assumed. In addition, Transcend may pay an earn-out of up to $3.0 million based on formulas which take into account a combination of revenue realized in the fourth quarter of 2009 and TRS new sales backlog as of December 31, 2009. The initial portion of the purchase price will be funded using cash on hand.

“We are pleased at the opportunities becoming available as Transcend continues to participate in further industry consolidation,” stated Transcend CFO Lance Cornell. “Combined with our organic growth and the acquisition of DeVenture Health Partners in January, we are now expecting 2009 revenue including TRS to grow in excess of 35% over 2008. Similar to DeVenture, we currently expect the TRS transaction to have no impact on our internal earnings per share projections in the second quarter of 2009 due to transaction costs and to be slightly accretive to those projections for the remainder of 2009.”

Suender M&A Advisors initiated the transaction and advised Transcription Relief Services. Suender M&A provides merger and acquisition advisory services to medical transcription, medical coding and other health information management companies throughout the United States.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing. For more information, visit http://www.transcendservices.com.

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the web site of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.